Exhibit 2
IRREVOCABLE PROXY
     The undersigned, revoking any proxy heretofore given, hereby constitutes and appoints Gerald Laber, the true and lawful attorney, with full power of substitution, for and in the name of the undersigned to vote, of that Number of Shares, as defined below, of common stock, no par value per share, of QualMark Corporation, a Colorado corporation (the “Company”), that are granted to him pursuant to the Stock and Warrant Purchase Agreement, dated as of December 21, 2007, by and among the Company and the undersigned (the “Agreement”), (1) registered in the name of the undersigned at the record date for such vote, or (2) except as set forth below, over which the undersigned has voting power by power of attorney or other contractual arrangements with the owner of record (collectively, the “Shares”), at any meeting of the shareholders of the Company, and at all adjournments thereof, and pursuant to any consent of the shareholders in lieu of a meeting or otherwise.
     The Number of Shares shall be calculated as follows:
     As of the record date of any vote, the number of shares of common stock purchased by undersigned under the Agreement, plus other shares of the Company beneficially owned by the undersigned as of the closing of the Agreement or acquired through the exercise of the warrants issued under the Agreement, that exceed 49.9% of the issued and outstanding shares of the Company. Such proxy shall exist until the first to occur of (i) such number is reduced to zero (0), or (ii) the second anniversary of the Closing Date.
     This Proxy is given to induce the Company and the other parties signatory thereto to enter into the Agreement and is irrevocable.
     The undersigned hereby ratifies and confirms all that the proxies named herein may lawfully do or cause to be done by virtue hereof.
     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of this 21st day of December 2007.

/s/ Christopher Roser
Christopher Roser